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As filed with the Securities and Exchange Commission on May 30, 2001

Registration No. 333—

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALUECLICK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7319	77-0495335
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
(818) 575-4500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

James R. Zarley
Chief Executive Officer
ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
(818) 575-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Kenneth R. Bender
Brobeck, Phleger & Harrison LLP
550 South Hope Street
Los Angeles, California 90071
(213) 489-4060

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. /    /

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /    /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /    /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /    /

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	236,406 shares	$24.33	$5,751,133.16	$529.10

(1)
This registration statement shall also cover any additional shares of our common stock which become issuable under the stock plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without our receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)
Calculated solely for purposes of this offering under Rule 457(f) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price per share.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

         Subject to completion, dated May 30, 2002

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

236,406 Shares

VALUECLICK, INC.

Common Stock

        On May 23, 2002, we acquired Be Free, Inc. We may sell up to 236,406 shares of our common stock to former service providers of Be Free, Inc. whose options we assumed in our acquisition of Be Free, Inc. If all such former service providers purchase our common stock subject to the assumed options, we will receive aggregate proceeds of $5,751,133.16.

        Our common stock is quoted on the Nasdaq National Market under the symbol "VCLK." On May 29, 2002, the closing price of our common stock as reported on the Nasdaq National Market was $3.06.

        Investing in our common stock involves risks. See the sections entitled "Risk Factors" in the documents we file with the Securities and Exchange Commission that are incorporated by references in this prospectus for some of the risks and uncertainties that you should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 30, 2002.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at our web site at http://www.valueclick.com and at the Securities and Exchange Commission's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold.

    1.
    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
    2.
    Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002.
    3.
    Our Current Reports on Form 8-K filed on March 12, 2002 and May 24, 2002.
    4.
    The description of our common stock contained in our registration statement on Form 8-A12G (File No. 000-30135) filed on March 28, 2000, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Investor Relations
      ValueClick, Inc.
      4360 Park Terrace Drive, Suite 100
      Westlake Village, California 91361
      (818) 575-4500

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        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this Prospectus.

THE COMPANY

        We are a leading provider of performance-based Internet advertising solutions. For marketers seeking measurable results, we strive to provide the highest return on their advertising investment through a combination of performance-based pricing, advanced targeting capabilities, rigorous network quality control and an integrated product line. Specifically, we provide online advertisers and publishers of Websites advertising models known as cost-per-click, cost-per-action and cost-per-lead, in which an advertiser only pays us, and we in turn only pay a publisher of a Web site, when an Internet user clicks on an advertiser's banner advertisement, performs a specific action, such as a software download, an online registration or other transactions or when an e-mail lead is generated.

        Our executive offices are located at 4360 Park Terrace Drive, Suite 100, Westlake Village, CA 91361, and the telephone number at that address is: (818) 575-4500.

PLAN OF DISTRIBUTION

        We may sell up to 236,406 shares of our common stock to former employees of Be Free, Inc. whose options or warrants we assumed in the acquisition. If all such former employees purchase our common stock subject to the assumed options and warrants, we will receive aggregate proceeds of $5,751,133.16.

RECENT DEVELOPMENTS

        On May 23, 2002 we completed our acquisition of Be Free, Inc. Under the terms of the merger agreement, a wholly-owned subsidiary of ValueClick was merged with and into Be Free, Inc. and Be Free, Inc. survived as a wholly-owned subsidiary of ValueClick. Under the terms of the merger agreement, each share of Be Free, Inc. common stock was automatically converted into 0.65882 shares of our common stock, and each outstanding Be Free, Inc. option was assumed by us and became an option to purchase a number of shares of our common stock equal to the number of shares of Be Free, Inc. common stock subject to that Be Free, Inc. option immediately before the merger multiplied by 0.65882, rounded down to nearest whole number. The exercise price of our option is equal to the exercise price of the Mediaplex, Inc. option divided by 0.65882, rounded up to the nearest cent. We registered approximately 45.2 million shares of our common stock in connection with the acquisition and assumed options to purchase approximately 3.9 million shares of common stock. In connection with the acquisition, a Joint Proxy Statement/Prospectus contained in a Registration Statement on Form S-4 (File No. 333-84802) was filed with the Securities and Exchange Commission and declared effective on April 15, 2002.

USE OF PROCEEDS

        If any of the former service providers of Be Free, Inc. purchase our common stock by exercising options that we assumed in our acquisition of Be Free, Inc., we will use any net proceeds that we receive as part of our general working capital.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We currently anticipate retaining all available funds, if any, to finance internal growth and product development. Payment of dividends in

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the future will depend upon our earnings and financial condition and such other factors as our board of directors may consider or deem appropriate at the time.

LEGAL MATTERS

        The validity of the issuance of the shares in this offering will be passed upon for ValueClick, Inc. by Brobeck, Phleger & Harrison LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of ValueClick, Inc. incorporated in this Prospectus by reference to the Form 10-K of ValueClick, Inc. for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale of the offered shares shall, under any circumstances, create any implication that there has not been any change in the facts of the offered shares set forth in this prospectus or in the affairs of ValueClick, Inc. since the date of the prospectus.

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236,406 Shares

VALUECLICK, INC.
Common Stock

PROSPECTUS

May 30, 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$529.10
NASD fee	—
Nasdaq National Market listing fee	—
Printing and engraving	2,500
Our legal fees and expenses	1,500
The selling stockholders' legal fees and expenses	—
Accounting fees and expenses	1,500
Blue sky fees and expenses	—
Transfer agent fees	1,500
Miscellaneous	1,000

Total	$8,529.10

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits indemnification of a corporation's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

        Article VII, Section I of our Bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was our director or officer (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VIII of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

        We have entered into indemnification agreements with each of our directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses). The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

        We have purchased directors' and officers' liability insurance.

Item 16.    Exhibits

Exhibit No.	Description
5.1	Opinion of Brobeck, Phleger & Harrison LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)

        Item 17.    Undertakings

          (a)  We hereby undertake:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          b)    We hereby undertake that for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the indemnification provisions summarized in Item 15 or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, ValueClick, Inc. certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this 30th day of May, 2002.

VALUECLICK, INC.
By:	/s/ JAMES R. ZARLEY
James R. Zarley Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitutes and appoints, jointly and severally, James R. Zarley and Kurt A. Johnson, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES R. ZARLEY James R. Zarley	Chairman of the Board and Chief Executive Officer	May 30, 2002
/s/ KURT A. JOHNSON Kurt A. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	May 30, 2002
/s/ DAVID S. BUZBY David S. Buzby	Director	May 30, 2002

/s/ SAMUEL P. GERACE, JR. Samuel P. Gerace, Jr.	Director	May 30, 2002
/s/ MARTIN HART Martin Hart	Director	May 30, 2002
Gordon Hoffstein	Director	May , 2002
Jeffrey Rayport	Director	May , 2002
Tom A. Vadnais	Director	May , 2002

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
PLAN OF DISTRIBUTION
RECENT DEVELOPMENTS
USE OF PROCEEDS
DIVIDEND POLICY
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY